FORM OF

12% SENIOR SUBORDINATED CONVERTIBLE NOTE

DUE DECEMBER 31, 2003

CHYRON CORPORATION

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.

$___________	Melville, New York
No.	______, 2001

FOR VALUE RECEIVED, the undersigned, CHYRON CORPORATION, a New York corporation (the "Company"), hereby promises to pay to ________________________ or its permitted assigns (the "Holder") the principal sum of _____________________ Dollars ($____________), together with interest thereon at the rate provided herein, and payable on the terms set forth below. This 12% Senior Subordinated Convertible Note due December 31, 2003 (the "Senior Note") is part of a series of senior notes issued by the Company that aggregate a total of $ ________ (the "Senior Notes").

SECTION 1. INTEREST; PAYMENT OF INTEREST AND PRINCIPAL; SUBORDINATION.

1.1 Interest. This Senior Note shall bear interest on the outstanding principal amount from the date hereof (the "Issue Date"), until this Senior Note is converted or paid in full, at an annual rate of 12%, compounded annually (computed on the basis of a 365-day year). Interest on this Senior Note shall be payable annually on the first day of each January commencing on January 1, 2002, or pro rata upon conversion or at maturity of this Senior Note, whichever occurs first. At the Company's sole option, all interest payable hereunder, either in whole or in part, may be satisfied by (i) increasing the amount of principal owed hereunder to include the interest that is payable, or (ii) by payment in cash.

1.2 Principal. The principal on this Senior Note shall be paid upon maturity of this Senior Note, unless it has been converted in accordance with its terms prior thereto.

1.3 Maturity. All principal and unpaid interest on this Senior Note shall be due on December 31, 2003.

1.4 Manner of Payment. All payments of principal and interest shall be made in lawful currency of the United States of America at the time of any such payment either by wire transfer to the account designated by the Holder for such purpose or by check mailed to the Holder at the address shown in the register maintained by the Company for such purpose, at the option of the Holder.

1.5 Subordination and Seniority of the Senior Notes.

(a) The Senior Notes are in all respects subordinated to the Senior Indebtedness (as defined below). Upon any distribution of assets of the Company in connection with any dissolution, winding-up or liquidation of the Company (whether or not in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors) or any other marshaling of the assets and liabilities of the Company or upon the reorganization of the Company, the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents in accordance with the terms of such Senior Indebtedness, of all sums due in respect thereto, before the Holder shall be entitled to receive from the Company any payment hereunder and, upon such dissolution, winding-up, liquidation, marshaling of assets or reorganization, any payment from the Company to which the Holder would otherwise be entitled, except for the provisions hereof, shall be made by the person making such payment or distribution, whether an officer of the Company, an assignee, a trustee in bankruptcy, debtor in possession, a receiver or liquidating trustee or otherwise (which person is hereby directed to make payment) to the holders of Senior Indebtedness to the extent necessary to pay in full in cash or cash equivalents all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and to the full extent necessary for that purpose, the Holder hereby assigns to the holders of Senior Indebtedness all of the Holder's rights to any payments or distributions to which the Holder otherwise would be entitled from the Company.

(b) For purposes of this Senior Note, the term "Senior Indebtedness" means all amounts whatsoever, including, but not limited to, the principal, premium, if any, and interest thereon, whether outstanding on the Issue Date or thereafter created or incurred, owed to AmSouth Bank, Barclays Bank or any other banking or leasing institution, and any subsequent indebtedness incurred in addition to, or in substitution or replacement thereof.

(c) Moreover, should it become necessary in any bankruptcy or other proceedings or in connection with any assignment for the benefit of the Company's creditors or the execution by the Company of any other creditor's agreement, or the dissolution of or the winding up of the Company's business, for the Holder to file one or more claims against the Company on account of or arising hereunder, the Holder will file such claim or claims and will assign to the holders of Senior Indebtedness the Holder's rights thereunder. If for any reason the Holder does not file such claim or claims, any holder of Senior Indebtedness shall have the right as the Holder's agent and attorney-in-fact, to sign and file such proof of claim in the Holder's name, or in the discretion of such holder of Senior Indebtedness, to assign the claim to and to file proof thereof in the name of the holders of Senior Indebtedness or their nominee.

(d) If, notwithstanding anything herein to the contrary, upon any such dissolution, winding-up, liquidation, marshaling of assets or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or security shall be received by the Holder before all Senior Indebtedness is paid in full in cash or cash equivalents, such payment or distribution shall be held in trust by the Holder and, immediately upon notice to such effect from any holder of Senior Indebtedness, turned over by the Holder for payment on all Senior Indebtedness remaining until all such Senior Indebtedness shall have been paid in full in cash or cash equivalents, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(e) Neither the payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions hereof, nor the payment to the holders of Senior Indebtedness from the Holder pursuant to the provisions hereof, shall be deemed, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Holder, a payment by the Company to or on account of the holders of the Senior Indebtedness; it being understood that the provisions hereof are intended solely for the purposes of defining relative rights of the Holder on the one hand, and the holders of Senior Indebtedness on the other hand; and, except as otherwise expressly set forth herein, nothing contained herein is intended to or shall abrogate the obligations of the Company to pay the Holder or to affect the relative rights of the Holder and the creditors of the Company other than the holders of Senior Indebtedness.

(f) Until there shall occur a default under Senior Indebtedness (which shall include the occurrence of any event or existence of any circumstances as a result of which any amount is due and payable under any guarantee thereof), the Holder shall be entitled to receive and retain any payment of principal or interest made by the Company in respect of its obligations under this Senior Note. In the event of and during the continuance of any such default, no payment of the principal of or interest on the Senior Note shall be made by the Company or, to the extent made by the Company, retained by Holder. Specifically, except with the written consent of the holder or holders of all of the then-outstanding principal amount of Senior Indebtedness, the Holder may take no action against the Company to enforce payment of this Senior Note (i) unless and until the holders of Senior Indebtedness shall have received payment in full of all principal and interest and other amounts due on such Senior Indebtedness, and/or (ii) for so long as there is any obligation, absolute or contingent, under any guarantee of such Senior Indebtedness; provided, however, that nothing herein shall be deemed to affect the time at which an event of default occurs under the terms of the documents evidencing Senior Indebtedness.

(g) The Holder shall have no right of subrogation until such Senior Indebtedness has been paid in full. The subordination shall be effective notwithstanding the presence or absence of security granted to the holder of Senior Indebtedness with respect to its enforcement of any rights against the Company or against any security, or the intentional or unintentional release, waiver or compromise of any such claim.

1.6 Priority. The Senior Notes shall be senior to the 8% subordinated convertible debentures issued by the Company and any other securities of the Company outstanding as of the Issue Date with respect to any distribution of assets of the Company in connection with any dissolution, winding-up or liquidation of the Company.

1.7 Ratable Payments. The Company shall make payments under the Senior Notes equally and ratably to all Holders. The Holders agree among themselves that if any Holder (a "Greater Receiving Holder") shall have received payment on the Senior Notes held by such Holder in a greater proportion than payments being concurrently received on the Senior Notes held by any other Holder, then the Greater Receiving Holder shall promptly pay to each other Holder such amounts as shall be necessary to compensate for such disproportionate payment.

SECTION 2. EVENTS OF DEFAULT

2.1 Nature of Events. An "Event of Default" shall exist if any of the following occurs and is continuing:

(a) Failure to pay interest on this Senior Note on or before the date such payment is due and such failure to pay remains uncured for a period of fifteen (15) days after notice thereof (whether or not such payment is prohibited by Section 1.5);

(b) Failure to pay principal on this Senior Note on or before the date such payment is due and such failure to pay remains uncured for a period of fifteen (15) days after notice thereof (whether or not such payment is prohibited by Section 1.5);

(c) Failure to perform or observe any other covenant or agreement of the Company contained in this Senior Note which remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the Senior Notes then outstanding notify the Company of the default and the Company does not cure the default within 45 days after receipt of the notice, which notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default;"

(d) A custodian, receiver, liquidator or trustee of the Company, or of any of its property, is appointed or takes possession and such appointment or possession remains in effect for more than 60 days; or the Company is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company; or any of the property of the Company is sequestered by court order and the order remains in effect for more than 60 days; or an involuntary petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing;

(e) The Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

(f) The Company makes an assignment for the benefit of its creditors, or generally fails to pay its obligations as they become due, or consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Company or all or any substantial part of its property.

2.2 Default Remedies.

(a) In case an Event of Default (other than an Event of Default described in paragraphs (d), (e) and (f)) has occurred and is continuing, the holders of Senior Notes, by notice to the Company from the holders of more than fifty percent (50%) of the principal amount of the Senior Notes then outstanding, may declare the principal of the Senior Notes, plus accrued interest, to be immediately due and payable, and upon any such declaration such principal and accrued interest shall become due and payable immediately. Such declaration of acceleration may be rescinded and past defaults may be waived by the decision of the Holders of more than fifty percent (50%) of the principal amount of the Senior Notes then outstanding. In case an Event of Default described in paragraphs (d), (e) and (f) occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Senior Notes.

(b) No course of dealing or delay or failure on the part of the Holder to exercise any right under this Section 2.2 shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company will pay or reimburse the Holder, to the extent permitted by law, for all costs and expenses, including but not limited to reasonable attorneys' fees, incurred by it in collecting any sums due on this Senior Note or in otherwise enforcing any of its rights.

SECTION 3. CONVERSION AT THE OPTION OF HOLDER

3.1 Conversion Privilege. Subject to and upon compliance with the provisions of this Section 3, at the option of the Holder, this Senior Note or any portion of the principal amount or interest thereof, may, at any time and from time to time, be converted into fully paid and nonassessable whole shares of Common Stock of the Company, at the Conversion Price (as defined herein).

3.2 Manner of Exercise of Conversion Privilege. To exercise the conversion privilege, the Holder shall surrender this Senior Note, together with a written conversion notice, in the form attached hereto, to the Company at its principal office. This Senior Note or portion thereof shall be deemed to have been converted immediately prior to the close of business on the date of receipt of such Senior Note and notice by the Company, even if the Company's stock transfer books are on that date closed, and the Holder, or the nominee or nominees of such Holder, shall be treated for all purposes as the record holder of the shares of Common Stock deliverable upon such conversion as of the close of business on such date. Promptly after receipt by the Company of this Senior Note and proper notice, the Company shall issue and deliver, at its expense, to the Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of its Common Stock due on such conversion. Interest shall accrue on the unpaid principal amount of this Senior Note converted through the date of conversion, and the Company shall pay such interest at the time of conversion, at its sole option, in cash or in shares of Common Stock by issuing and delivering, at the expense of the Company, to the Holder, or to the nominee or nominees of such Holder, a certificate or certificates representing the number of shares of Common Stock equal to such interest through the date of conversion; provided, however, that in the case of a conversion of only a portion of the outstanding principal amount of this Senior Note, the Company shall execute and deliver to the Holder (or its nominee or nominees), at the expense of the Company, a replacement Senior Note in a principal amount equal to and in exchange for the unconverted portion of such Senior Note and dated and bearing interest from the date to which interest has been paid on such Senior Note or dated the date of such Senior Note if no interest has been paid thereon.

3.3 Fractional Shares. No fractional shares of Common Stock shall be issued, at any time, upon conversion of this Senior Note. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of this Senior Note, the Company shall pay a cash adjustment in respect of such fractional interest (in accordance with the Conversion Price, as defined herein, then in effect). The Holder, by its acceptance thereof, expressly waives any right to receive any fractional share upon conversion of this Senior Note.

3.4 Conversion Price. The conversion price (as adjusted pursuant to (a) and (b) below, the "Conversion Price") at which Common Stock shall be issuable upon the conversion of this Senior Note shall be $0.35 for each share of Common Stock; provided, however, that the Conversion Price and the conversion terms shall be subject to adjustment as follows:

(a) In the event the Company should at any time or from time to time after the Issue Date, fix a record date for the effectuation of a forward split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Senior Note shall be increased in equal proportion to such increase of outstanding shares of Common Stock.

(b) If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Senior Note shall be decreased in equal proportion to such decrease in outstanding shares of Common Stock.

3.5 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Senior Note against impairment.

3.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the then outstanding principal amount of this Senior Note.

3.7 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, the Company shall give notice to the Holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

3.6 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the aggregate principal amount of the Senior Notes and interest thereon such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the then outstanding aggregate principal amount of the Senior Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the then outstanding aggregate principal amount of the Senior Notes, in addition to such other remedies as shall be available to the Holder, the Company will promptly take all reasonable corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

SECTION 4. MISCELLANEOUS

4.1 Successors and Assigns. The terms and conditions of this Senior Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Senior Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Senior Note, except as expressly provided in this Senior Note. This Senior Note may not be assigned by the Holder hereof without the written consent of the Company.

4.2 Governing Law. This Senior Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

4.3 Headings. The titles and subtitles used in this Senior Note are used for convenience only and are not to be considered in construing or interpreting this Senior Note.

4.4 Notices. All notices, authorizations, demands or requests required or permitted to be delivered to any party in connection with this Senior Note shall be in writing and shall be deemed to have been duly given if personally delivered, if sent by facsimile transmission (with receipt confirmed by automatic transmission report), if sent by overnight delivery by a nationally-recognized overnight courier with charges prepaid, if sent by registered or certified mail, return receipt requested and postage prepaid (or by the most nearly comparable method if mailed from or to a location outside the United States), addressed as follows:

If to the Company, to:

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Attn: President

Fax: (631) 845-5210

With copy (which copy shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld L.L.P.

590 Madison Avenue

New York, New York 10022

Attn: Robert S. Matlin, Esq.

Fax: 212-872-1002

If to the Holder, to the address shown in the register maintained by the Company for such purpose or to such other address as the party to whom the notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 4.4. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile transmission (with receipt confirmed by automatic transmission report), on the date of such transmission (provided, however, that if the receipt of the facsimile transmission occurs after 5 p.m. recipient's time, the notice shall be effective the next succeeding business day), (iii) in the case of overnight delivery by a nationally-recognized overnight courier, on the next business day after the date when delivered to such courier, and (iv) in the case of mailing (or by the most nearly comparable method if mailed from or to a location outside the United States), on the third business day following that on which the piece of mail containing such communication is posted; provided, however, that three (3) additional business days shall be added to the time any notice or communication sent from or to a location outside the United States shall be deemed to have been received in (iii) or (iv) above.

4.5 Amendments and Waivers. Any term of this Senior Note may be amended or supplemented and the observance of any term of this Senior Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and at least a majority in principal amount of the Senior Notes then outstanding. The Senior Notes, amended as described in this Section, shall bind all Holders of the Senior Notes.

4.6 Severability. If one or more provisions of this Senior Note are held to be unenforceable under applicable law, such provision shall be excluded from this Senior Note and the balance of this Senior Note shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

4.7 Replacement of Senior Note. If the Holder loses this Senior Note, the Company shall issue an identical replacement Senior Note to the Holder upon the Holder's delivery to the Company of a customary agreement to indemnify the Company for any losses resulting from issuance of the replacement Senior Note.

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IN WITNESS WHEREOF, CHYRON CORPORATION has caused this Senior Note to be dated, executed and issued on its behalf by its officer or officers thereto duly authorized.

CHYRON CORPORATION

By:
Name: Roger Henderson
Title: President and Chief Executive Officer

FORM OF

NOTICE OF CONVERSION OF

12% SENIOR SUBORDINATED CONVERTIBLE NOTE

OF CHYRON CORPORATION

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Attention: President

Dear Sir:

I am the Holder of Chyron Corporation 12% Senior Subordinated Convertible Note due December 31, 2003 number ____ (the "Senior Note"). As of the date hereof, $___________ aggregate principal amount of the Senior Note remains unconverted.

I hereby give notice to Chyron Corporation (the "Company") of my desire and intent to convert $____________ aggregate principal amount of the Senior Note into common stock, par value $.01 per share, of the Company in accordance with the provisions of Section 3 of the Senior Note.

Very truly yours,

Name:
Date: